Exhibit 10.13

FIFTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 30, 2013, by and between Silicon Valley Bank (“Bank”) and The Rubicon Project, Inc., a Delaware corporation, Sitescout Corporation, a Washington corporation, Rubicon-FAN, Inc., a Delaware corporation, Strategic Data Corp., a Delaware corporation, and Mobsmith, Inc., a Delaware corporation (individually and collectively, jointly and severally, “Borrower”) whose address is 12181 Bluff Creek Drive, Playa Vista, CA 90094.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of September 27, 2011 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Revolving Line, (ii) extend the maturity date, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.1.1 (Revolving Advances). Section 2.1.1(a) is amended by adding the following sentence to the end of that section:

On the Fifth Amendment Date, Bank shall be deemed to have made an Advance to Borrower in an amount sufficient to, and which amount shall be used to, repay all Obligations with respect to the Equipment I Advances and the Equipment II Advances.

2.2 Section 2.1.1 (Revolving Advances). Section 2.1.1(b) is amended by adding the following sentence to the end of that section:

If transitioning from not having a Streamline Period in effect to having a Streamline Period in effect, Borrower must maintain Net Cash equal to or greater than One Dollar ($1.00) for three (3) consecutive months prior to such Streamline Period taking effect

2.3 Section 2.1.1 (Revolving Advances). A new Section 2.1.1(d) is added to the Loan Agreement as follows:

(d) Reserves. Notwithstanding anything in this Agreement to the contrary, Bank shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust Reserves from time to time against the Borrowing Base or the Maximum Dollar Amount in such amounts, and with respect to such matters, as Bank in its reasonable business judgment shall deem necessary or appropriate.

2.4 Section 2.1.2 (Equipment I Advances). Sections 2.1.2(b) and (c) are amended in their entirety and replaced with the following:

(b) Repayment. All Obligations with respect to the Equipment I Advances shall be repaid on the Fifth Amendment Date in accordance with Section 2.1.1(a). For purposes of clarification, no Make-Whole Premium shall be due in connection with such repayment.

(c) Reserved.

2.5 Section 2.1.3 (Equipment II Advances). Section 2.1.3(b) is amended in its entirety and replaced with the following:

(b) Repayment. All Obligations with respect to the Equipment II Advances shall be repaid on the Fifth Amendment Date in accordance with Section 2.1.1(a).

2.6 Section 2.3 (Payment of Interest on the Credit Extensions). Section 2.3 is amended in its entirety and replaced with the following:

2.3 Payment of Interest on the Credit Extensions.

(a) Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(b) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(c) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.7(a) hereunder. Subject to Sections 3.7 and 3.8, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(d) Computation of Interest: Float Charge. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Advances whether or not any Advances are outstanding, on all Payments received by Bank. Such float charge is not included in interest for purposes of computing minimum monthly interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month.

(e) Default Rate. Except as otherwise provided in Section 2.3(a), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”), Payment or acceptance of the increased interest provided in this Section 2.3(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

2.7 Section 2.4 (Fees). Sections 2.4(b), (c) and (d) are amended in their entirety and replaced with the following:

(b) Supplemental Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Twenty Thousand Dollars ($120,000), on the Fifth Amendment Date;

(c) Unused Revolving Line Facility Fee. Payable monthly in arrears on the last day of each calendar month occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to fifteen-hundredths of one percent (0.15%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Maximum Dollar Amount, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;

(d) Reserved.

2.8 Section 3.5 (Procedures for Borrowing). Section 3.5 is amended in its entirety and replaced with the following:

3.5 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advances is necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. In addition to such Notice of Borrowing, Borrower must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its sole discretion.

2.9 Section 3.6 (Conversion and Continuation Elections). A new Section 3.6 is added to the Loan Agreement as follows:

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;

(2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or

(3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Advances to be converted or continued;

(3) nature of the proposed conversion or continuation; and

(4) if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists and has not been cured, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (excluding loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d).

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

2.10 Section 3.7 (Special Provisions Governing LIBOR Advances). A new Section 3.7 is added to the Loan Agreement as follows:

3.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and 3.8(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

(A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, in each case, the LIBOR Rate Margin included therein, if any, and any incremental interest payable as a result of the existence of an Event of Default), over

(B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.

Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

2.11 Section 3.8 (Additional Requirements/Provisions Regarding LIBOR Advances). A new Section 3.8 is added to the Loan Agreement as follows:

3.8 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change (exclusive of Regulatory Changes that are already accounted for in the determination of LIBOR Rate) which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis (including reasonable supporting detail) and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay (without duplication of amounts contemplated by Section 3.8(a)) to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder (including reasonable supporting detail in respect thereof) shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in this Section 3.8, Borrower shall not be required to compensate Bank pursuant to this Section 3.8(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.8(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of ail Obligations.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall convert to Prime Rate Advances all LIBOR Advances, and in connection therewith pay all amounts payable hereunder in connection with such conversion pursuant to Section 3.7(c)(ii). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

2.12 Section 6.2 (Financial Statements, Reports, Certificates). Sections 6.2(a) and (b) are amended in their entirety and replaced with the following:

(a) weekly and at the time of each request for an Advance, a Transaction Report (and any schedules related thereto) and accounts receivable agings, aged by invoice date; provided, however, if a Streamline Period is in effect, then within twenty (20) days after the end of each month and at the time of each request for an Advance, a Transaction Report (and any schedules related thereto) and accounts receivable agings, aged by invoice date;

(b) twenty (20) days after the end of each month, (A) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (B) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;

2.13 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(f) is amended by deleting the proviso in its entirety and replacing it with the following:

provided, however, with respect to Borrower’s audited consolidated financial statements for the fiscal years ending December 31, 2011 and December 31, 2012, drafts of such audited consolidated financial statements shall be delivered to Bank by no later than September 30, 2013, and final versions shall be delivered to Bank by no later than December 31, 2013;

2.14 Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:

6.9 Financial Covenants. Maintain as of the last day of each month, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Fixed Charge Coverage Ratio. For any month ending immediately prior to a Triggering Period taking effect, and for any month occurring during a Triggering Period, a Fixed Charge Coverage Ratio, measured on a trailing twelve (12) month basis, of not less than 1.10 to 1.00.

2.15 Section 7.5 (Distributions; Investments). Section 7.7 hereby is amended by deleting the reference to “One Hundred Thousand Dollars ($100,000)” appearing therein and inserting “One Million Dollars ($1,000,000)” in lieu thereof.

2.16 Section 12.1 (Termination Prior to Revolving Line Maturity Date). Section 12.1 is amended by deleting the last sentence in its entirety.

2.17 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Adjusted EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) income tax expense, plus (d) depreciation expense, plus (e) amortization expense, plus (f) non-cash stock compensation expense, plus (g) purchase accounting adjustments, plus (h) amounts representing non-cash adjustments arising by reason of the application of accounting principles with respect to ASC 815 (relating to the valuation of hedging transactions), ASC 805 (relating to fair value measurements in business combinations) and ASC 350 (relating to accounting for the impairment of goodwill and other intangibles), plus (i) other expenses or charges reducing Net Income which do not represent a cash item in such period or any future period, plus (j) other non-recurring losses or expenses for such period up to an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any trailing twelve month period, minus (g) cash paid for income taxes, minus (h) non-financed capital expenditures (including software), minus (i) capitalized costs in connection with the initial public offering of Borrower’s equity securities.

“Availability Amount” is (a) the lesser of (i) the Maximum Dollar Amount or (ii) the amount available under the Borrowing Base, minus (b) any Reserves required by Bank, minus (c) the outstanding principal balance of any Advances.

“Borrowing Base” is 85% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report, minus payments due to publishers which have not been paid within thirty (30) days of their respective due dates (for purposes of clarification, only the amounts over thirty (30) days will be offset); provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Default Rate” is defined in Section 2.3(e).

“Maximum Dollar Amount” is Forty Million Dollars ($40,000,000); provided, however, that upon the request of Borrower, if Bank approves in its sole and absolute discretion (which approval may depend upon, among other factors, Bank’s success in finding one or more co-lenders acceptable to Bank to provide all or a portion of the additional availability), the Maximum Dollar Amount may be increased to Seventy Million Dollars ($70,000,000).

“Net Cash” means Borrower’s unrestricted cash maintained at Bank and Bank’s Affiliates, plus up to Three Million Dollars ($3,000,000) of unrestricted cash maintained by Borrower at institutions outside the United States so long as Bank has readily available insight into the deposit balances through the SVBeConnect online platform, less the aggregate outstanding principal amount of the Advances.

“Revolving Line Maturity Date” is September 27, 2018.

2.18 Section 13 (Definitions). Clause (f) of the definition of Permitted Indebtedness is amended by deleting the reference to “not to exceed Fifty Thousand Dollars ($50,000)” appearing therein.

2.19 Section 13 (Definitions). Clause (f) of the definition of Permitted Investments is amended in its entirety and replaced with the following:

(f) Investments (i) by Borrower in other Persons composing Borrower, (ii) by Borrower in Subsidiaries that do not compose Borrower in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000) in any fiscal year, and (iii) by Subsidiaries that do not compose Borrower in other Subsidiaries that do not compose Borrower;

2.20 Section 13 (Definitions). Clause (j) of the definition of Permitted Investments is amended and restated in its entirety as follows:

(j) Investments in joint ventures or strategic alliances, provided, that the aggregate principal amount of such investments in any fiscal year do not exceed Three Million Dollars ($3,000,000).

2.21 Section 13 (Definitions). Clause (c) of the definition of Permitted Liens is amended by deleting the reference to “$100,000” and inserting “Five Hundred Thousand Dollars ($500,000)” in lieu thereof.

2.22 Section 13 (Definitions). The following terms and their respective definitions are added to Section 13.1, in appropriate alphabetical order, as follows:

“Additional Costs” is defined in Section 3.8(a).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of Borrower.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Fifth Amendment” is that certain Fifth Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of September     , 2013 (the “Fifth Amendment Date”).

“Fixed Charge Coverage Ratio” is measured on a trailing twelve (12) month basis and is the ratio of Borrower’s Adjusted EBITDA to Borrower’s Fixed Charges.

“Fixed Charges” are, as of any date of determination, the sum of interest expenses accrued and principal payments required to be paid during the immediately preceding twelve (12) month period.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one, two, or three months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is (a) at all times when a Streamline Period is in effect, two percent (2.00%) and (b) at all times when a Streamline Period is not in effect, three and one-half percent (3.50%).

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5(a), substantially in the form of Exhibit D, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit E, with appropriate insertions.

“Parent” is defined in Section 3.8(b).

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is (a) at all times when a Streamline Period is in effect, zero percent (0.00%) and (b) at all times when a Streamline Period is not in effect, one and one-half percent (1.50%).

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Triggering Period” means (a) any period during which an Event of Default has occurred and is continuing, and (b) any period during which the Availability Amount (whether as a result of Reserves being required or otherwise) is less than twenty percent (20%) of the Maximum Dollar Amount.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

2.23 Exhibit A (Collateral). Exhibit A to the Loan Agreement is amended in its entirety and replaced with Exhibit A attached hereto.

2.24 Exhibit B (Compliance Certificate). Exhibit B to the Loan Agreement is amended in its entirety and replaced with Exhibit B attached hereto.

2.25 Exhibit D (Notice of Borrowing). A new Exhibit D is added to the Loan Agreement in the form of Exhibit D attached hereto.

2.26 Exhibit E (Notice of Conversion/Continuation). A new Exhibit E is added to the Loan Agreement in the form of Exhibit E attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower most recently delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and the Loan Agreement, as amended by this Amendment, is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of the supplemental commitment fee due in accordance with Section 2.4(b) of the Loan Agreement, and (c) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		The Rubicon Project, Inc.

By:	/s/ Victor Le	By:

Name:	Victor Le	Name:

Title:	VP	Title:

Sitescout Corporation

By:

Name:

Title:

Rubicon-FAN, Inc.

By:

Name:

Title:

Strategic Data Corp.

By:

Name:

Title:

Mobsmith, Inc.

By:

Name:

Title:

[Signature Page to Fifth Amendment to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

Silicon Valley Bank	The Rubicon Project, Inc.

By:	By:	/s/ Todd Tappin

Name:	Name:	Todd Tappin

Title:	Title:	COO/CFO

Sitescout Corporation

	By:	/s/ Seizo Welch

	Name:	SEIZO WELCH

	Title:	ASSISTANT SECRETARY

Rubicon-FAN, Inc.

	By:	/s/ Seizo Welch

	Name:	SEIZO WELCH

	Title:	ASST. SECRETARY

Strategic Data Corp.

	By:	/s/ Seizo Welch

	Name:	SEIZO WELCH

	Title:	VP FINANCE

Mobsmith, Inc.

	By:	/s/ Seizo Welch

	Name:	SEIZO WELCH

	Title:	SVP FINANCE

[Signature Page to Fifth Amendment to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes substantially all of the assets of which consist of equity securities in one or more Foreign Subsidiaries, (c) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, and (e) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM: THE RUBICON PROJECT, INC., SITESCOUT CORPORATION, RUBICON-FAN, INC., STRATEGIC DATA CORP. and MOBSMITH, INC.

The undersigned authorized officer of The Rubicon Project, Inc., on behalf of itself and its Subsidiaries (jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 180 days (annual financial statements for FYE 12/31/11 and FYE 12/31/12 due by 12/31/13; drafts due by 9/30/13)	Yes No

Transaction Reports, A/R Agings	Weekly if not on Streamline; otherwise, Monthly within 20 days	Yes No

A/P Agings and Reconciliations	Monthly within 20 days	Yes No

Annual Projections	Within 30 days of earlier of (i) approval by Board or (ii) start of FY	Yes No

10-Q, 10-K and 8-K (if applicable)	Within 5 days after filing with SEC	Yes No

Financial Covenants	Required	Actual	Complies

Maintain on a Monthly Basis:

Minimum Fixed Charge Coverage Ratio*	1.10:1.00	:1.00	Yes No

*	Only required during a Triggering Period and the month immediately preceding such Triggering Period.

Streamline Periods/Performance Pricing		Applies

Net Cash ≥ $1.00*	Streamline Period is in effect; Prime + 0.00% or LIBOR + 2.00%	Yes No

Net Cash < $1.00	Streamline Period is not in effect; Prime + 1.50 or LIBOR + 3.50%	Yes No

*	If transitioning from not having a Streamline Period in effect to having a Streamline Period in effect, Borrower must maintain Net Cash equal to or greater than One Dollar ($1.00) for three (3) consecutive months prior to such Streamline Period taking effect.

The following financial covenant analysis and information set forth in Schedule I attached hereto are true and accurate as of the date of this Certificate.

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

The Rubicon Project, Inc., on behalf of itself and all	BANK USE ONLY
Borrowers

Received by:
AUTHORIZED SIGNER

By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

1. Fixed Charge Ratio (Section 6.9(a)) (Only required during a Triggering Period and the month immediately preceding such Triggering Period.)

Required:	1.10:1.00

Actual:	:1.00

A.	Net Income of Borrower during the trailing 12-month period		$

B.	To the extent included in the determination of Net Income

	1.	The provision for income taxes	$

	2.	Depreciation expense	$

	3.	Amortization expense	$

	4.	Interest Expense	$

	5.	Non-cash stock compensation expense	$

	6.	Purchase accounting adjustments	$

	7.	Non-cash adjustments under ASC 350, 805 and 815	$

	8.	Other expenses or charges which do not represent a cash item	$

	9.	Other non-recurring losses or expenses up to $500,000	$

	10.	Cash paid for income taxes	$

	11.	Capital Expenditures (including software)	$

	12.	IPO capitalized costs	$

	13.	The sum of lines 1 through 9 minus lines 10 through 12	$

C.	Adjusted EBITDA (line A plus line B.13)		$

D.	Interest expenses accrued during trailing 12-month period		$

E.	Principal payments required to be paid during trailing 12-month period		$

F.	Fixed Charges (line D plus line E)		$

G.	Fixed Charge Coverage Ratio (line C divided by line F)		:1.00

Is line G equal to or greater than 1.10:1:00?

No, not in compliance	Yes, in compliance

EXHIBIT D

FORM OF NOTICE OF BORROWING

THE RUBICON PROJECT, INC., SITESCOUT CORPORATION, RUBICON-FAN, INC.,

STRATEGIC DATA CORP. and MOBSMITH, INC.

Date:

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054 Attention: Victor Le Email: vle@svb.com

RE:	Loan and Security Agreement dated as of September 27, 2011 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between THE RUBICON PROJECT, INC., SITESCOUT CORPORATION, RUBICON-FAN, INC., STRATEGIC DATA CORP. AND MOBSMITH, INC. (individually and collectively, “Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date1, which shall be a Business Day, of the requested borrowing is                     .

2. The aggregate amount of the requested Advance is $        .

3. The requested Advance shall consist of $          of Prime Rate Advances and $          of LIBOR Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be          months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

[1]	Advance requests for LIBOR Advances must be submitted by 12:00 pm Pacific time at least three (3) Business Days prior to Funding Date. Advance requests for Prime Rate Advances must be submitted by 12:00 pm Pacific time on the Funding Date.

(b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Revolving Line.

BORROWER	THE RUBICON PROJECT, INC., on behalf of itself and all Borrowers

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

THE RUBICON PROJECT, INC., SITESCOUT CORPORATION, RUBICON-FAN, INC.,

STRATEGIC DATA CORP. and MOBSMITH, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Victor Le
Email: vle@svb.com

RE:	Loan and Security Agreement dated as of September 27, 2011 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between THE RUBICON PROJECT, INC., SITESCOUT CORPORATION, RUBICON-FAN, INC., STRATEGIC DATA CORP. AND MOBSMITH, INC. (individually and collectively, “Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is             , 20    .

2. The aggregate amount of the proposed Advances to be [converted] is $         or [continued] is $        .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be          months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and

(c) the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Revolving Line.

BORROWER	THE RUBICON PROJECT, INC., on behalf of itself and all Borrowers

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%